Exhibit 10.17

SUBJECT TO COMPLETION OF THE ENVISAGED TRANSACTION

ADDENDUM TO THE CONTRACT OF EMPLOYMENT FOR AN INDEFINITE PERIOD
OF TIME DATED 20 JUNE 2014

THE UNDERSIGNED PARTIES,

1.	The private company with limited liability Quantitative Solutions B.V., established in (4818 SJ) Breda at Parkstraat 1-B, legally represented in this matter by Benjamin Management B.V., established in (4835 PT) Breda at Prins Hendrikstraat 174, which company is legally represented in this matter by Mr E.H. Cox, hereinafter to be referred to as “the Employer”;

and

2.	Mr Th. Kerbusch, residing at [ ], the Netherlands, hereinafter referred to as “the Employee”;

WHEREAS:

a)	Certara USA, Inc. (“the Company”) has entered into a Sale and Purchase Agreement with all of the owners of the Target and the Target (“Purchase Agreement”), pursuant to which the Company will acquire all of the outstanding and issued shares of Target and its direct and indirect subsidiaries including Quantitative Solutions, LP, Quantitative Solutions Coöperatief U.A. and Quantitative Solutions BV (collectively with the Target, the “Acquired Entities”) (the “Transaction”);

b)	the definitions used in this addendum are the definitions as used in the Purchase Agreement or as defined as such in this addendum.

Clause 1 - Non-Compete, Business Relationship and Non-Solicitation Clause

1.1	Unless the Employer’s prior written permission has been obtained, the Employee may not during the contract of employment and for 12 months after the end of this contract of employment, regardless of how and why this employment ended:

a)	the Employee shall not, directly or indirectly, engage in or assist others in engaging in a Competing Business anywhere in the world. Notwithstanding the foregoing, the Employee may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange or in the over the counter market if the Employee is not a controlling Person of or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person. For the purposes of this Clause 1.1. any reference to Competing Business includes a reference to any expansion or innovation of the business actually commenced or fully developed, but not yet marketed by the Acquired Entities or the Company or its affiliates at the date the contract of employment is terminated.

It shall not be a violation of this Clause 1.1. under a) if the Employee works for a pharmaceutical company or an academic institution of higher education even if engaged in a business that is competitive with the Acquired Entities;

b)	the Employee shall not, directly or indirectly, (i) knowingly solicit or interfere with the relationship between the Company or any of its affiliates (which includes the Acquired Entities), on the one hand, and any of their customers, suppliers, employees or other business relations, on the other hand; and/or

c)	hire or offer employment to any person who was employed by any of the Company or any of its affiliates (which includes the Acquired Entities) at any time during the twelve (12) months prior to the termination of Employee’s employment hereunder.

“Competing Business” means, on a world-wide basis, any business or trade carried on by the Company or any of its affiliates during the term of employment.

Clause 2 - Breach

2.1	Should the Employee breach any of the obligations set forth in Clause 1.1 of this contract of employment, the Employee will promptly forfeit to the Employer, an immediately payable penalty of EUR 4,500, which amount will increase by EUR 450 for each day that the breach continues, without prejudice to the Employer’s right to demand performance of this contract of employment. Instead of imposing a penalty, the Employer may, without issuing a notice of default, claim full damages.

2.2	Payment of the penalty referred to in this clause will not release the Employee from the obligations contained in Clause 1.1 of this contract.

2.3	Any breach by the Employee of the obligations set forth in Clause 1.1 will constitute an urgent reason on the grounds of which the Employer may terminate this contract of employment with immediate effect.

2.4	Paragraphs 3, 4 and 5 of Section 7:650 of the Dutch Civil Code do not apply to this contract of employment.

Clause 3 - Severance

3.1	Only if the Employee’s contract for employment has been terminated by the Employer without Cause or by the Employee for Good Reason, the Employer will award a compensation consisting of a base gross monthly salary and holiday allowance (not including fringe benefits) equal to the 12 months. The Employer and the Employee acknowledge that the compensation mentioned in this Clause 3.1 does include any form of transition payment (in Dutch: “transitievergoeding”) to the extent that the Employee at some point in time would be eligible for or is awarded such transition payment as a result of the (form of) termination of the contract of employment. Therefore, if and to the extent that the Employee is awarded a transition payment, payment of this transition payment shall be deducted from the compensation as mentioned in this Clause 3.1.

“Cause” means (i) Employee’s conviction of, or plea of nolo contendere to, a felony or to any other crime involving fraud, dishonesty or breach of trust, (ii) Employee’s gross negligence or intentional misconduct in the performance of Employee’s duties to the Employer, Employee’s the repeated or intentional failure to perform at a standard reasonably expected of an employee in Employee’s position with the Employer, or Employee’s failure to devote Employee’s full business time to the Employer, (iii) Employee’s fraud or willful dishonesty or misrepresentation intended to result in direct or indirect gain or personal enrichment at the expense of the Employer or its equity holders, (iv) Employee’s public or consistent drunkenness or illegal use of narcotics that is reasonably likely to become materially injurious to the reputation or business of the Employer or that is reasonably likely to impair Employee’s performance of duties to the Employer, (v) the repeated or intentional failure of the Employee to follow the reasonable directions of the Board or the individual(s) to whom such Employee reports, following notice to the Employee and a reasonable opportunity to cure such repeated failure, or (iv) any other intentional conduct of Employee that materially injures the Employer or its reputation including but not limited to knowingly participating or allowing accounting or tax improprieties, embezzlement or theft.

“Good Reason” means (a) a material diminution in Employee’s authority, duties, or responsibilities, (b) the principal place of employment of the Employee is relocated to any location which is outside of a 50 kilometers radius of the employment location or (c) a material reduction in Employee’s base salary, other than as part of a reduction plan affecting all of the Employer’s leadership team that is instituted as a result of economic circumstances; provided that Good Reason shall not exist unless (i) within twenty (20) days after the occurrence of such act the Employee gives written notice to the Employer stating that such act constitutes Good Reason, is not acceptable to the Employee, and requesting that the Employer cure such act and (ii) the Employee terminates his or her employment with the Employer within ninety (90) days after delivery of such notice.

Clause 4 - Other terms and conditions

4.1	The other terms and conditions of the contract of employment signed on 20 June 2014 remain in full force and effect.

[Remainder of page intentionally left blank; signature page to follow]

QUANTITATIVE SOLUTIONS B.V.	EMPLOYEE

Agreed:	Agreed:

/s/ Edmundo Muniz	/s/ Thomas Kerbusch
On behalf of Quantitative Solutions B.V., solely authorised director	By: Thomas Kerbusch
By: Edmundo Muniz	Date: 30 June 2015
Title: Managing Director
Date:

(Signature page to Addendum to Contract of Employment for an Indefinite Period of Mr. Kerbusch)